Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 24, 2007 pertaining to the employee benefit plans of Geovic Mining Corporation (an exploration stage company) listed therein of our report dated April 27, 2007, with respect to the consolidated financial statements of Geovic Mining Corporation (an exploration stage company) included in its Registration Statement (Form 10) filed with the Securities and Exchange Commission on May 14, 2007, with amendments previously filed on July 5, 2007, August 14, 2007 and August 15, 2007.

Vancouver, Canada, August 23, 2007	/s/ Ernst & Young LLP Chartered Accountants